As filed with the U.S. Securities and Exchange Commission on February 20, 2013

Registration No. 333-109218

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMUNITY FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Articles of Incorporation)

Virginia	54-1532044
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

38 North Central Avenue

Staunton, Virginia 24401

(540) 886-0796

(Address of Principal Executive Offices, Including Zip Code)

Community Financial Corporation 1996 Incentive Plan

and 2003 Stock Option and Incentive Plan

(Full Title of the Plans)

with copies to:

Charles D. Dunbar, Esq.

Elizabeth Osenton Lord, Esq.

Jackson Kelly PLLC

500 Lee Street, East, 16th Floor

Charleston, West Virginia 25301

(304) 340-1000

(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Amendment”) relates to the Registration Statement on Form S-8 (the “Registration Statement”) registering 340,000 shares of common stock (including an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of the Company), $1.00 par value per share (the “Common Stock”), of Community Financial Corporation (the “Company”) for the Company’s 1996 Incentive Plan and 2003 Stock Option and Incentive Plan.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 2, 2012, by and among the Company, Community Bank, City Holding Company (“City Holding”), and City National Bank of West Virginia (“City National”), the Company was merged with and into City Holding, effective at 12:01 a.m. on January 10, 2013 (the “Merger”). Upon consummation of the Merger, each outstanding share of Common Stock (other than shares to be cancelled in accordance with the Merger Agreement) was being converted into and exchangeable for the right to receive 0.1753 shares of City Holding Common Stock, par value $2.50 per share; provided, however, that cash was issued in lieu of fractional shares.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, West Virginia, on February 18, 2013.

CITY HOLDING COMPANY
(as Successor to Community Financial Corporation via Merger)

By:	/s/ David L. Bumgarner
David L. Bumgarner
Chief Financial Officer

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